Exhibit 15.2

Date: April 28, 2026

Burning Rock Biotech Limited

No. 5, Xingdao Ring Road North, International Bio Island,

Guangzhou, 510005

The People’s Republic of China

Dear Sir or Madam,

RE: CONSENT OF SHIHUI PARTNERS

We hereby consent to the use of our name under the headings “ITEM 3. KEYINFORMATION—Risks Associated with Being Based in or Having the Majority of the Operations in China”, “ITEM 3. KEY INFORMATION-D. Risk Factors-Risks Relating to Government Regulations”, “ITEM 3. KEYINFORMATION—D. Risk Factors – Risks Relating to Our Corporate Structure”, “ITEM 3. KEY INFORMATION-D. Risk Factors-Risks Relating to Doing Business in the PRC”, “Item 4. Information on the Company—C. Organizational Structure” in the Company’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April of 2026.We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we are “experts” or otherwise come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shihui Partners
Shihui Partners